Exhibit 99.1

BW0282 NOV 22,2000 14:23 PACIFIC 17:23 EASTERN


(  BW)(UT-KLEVER-MARKETING)(KLMK)   Strategic  Shift  in  Direction  for  Klever
Marketing

    Business Editors/High-Tech Writers

     SALT LAKE CITY--(BUSINESS WIRE)--Nov. 22, 2000--Klever Marketing(TM) Inc. (OTC BB:KLMK) Wednesday announced the decision to concentrate all of its efforts on their enhanced design for the Klever-Kart(R) system.
     This system will boast a 2.4 GHz frequency hopping spread spectrum two-way radio with a data speed up to 1.6 Mbps compared to the 19.2 Kbps speed of the 900 MHz radios in the current system.
     "The 2.4 GHz high-speed radio was not cost-effective during the last design process, but now we are able to capitalize on upgraded technology at essentially the same cost as the older technology and reap tremendous benefits in the long term," said Corey A. Hamilton, the company's recently appointed president.
     "The speed and range capability of these new radios is necessary for the development of Electronic Coupons, Klever-Kard(SM) and Internet related tie-ins. Moreover, the significantly smaller display unit (same viewing area) and the other improvements are all provided at a reduced system cost."
     As a result of the numerous advantages this new design offers, the company is compelled to reposition its strategic direction, and will not install the current version into any additional stores. The company has ceased operations of its current system in Ralphs Grocery Co. stores due to business reasons and not the operations of the current system.
     An announcement regarding the unveiling of the advanced system will be released soon.
     The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.
     Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

--30--jae/ix*

           CONTACT: Klever Marketing, Salt Lake City
                    Corey A. Hamilton, 801/322-1221 ext. 151
                     coreyh@kleverkart.com StacyAnn Royal, 801/322-1221 ext. 113


                    (Investor Relations)
                     stacyannr@kleverkart.com  KEYWORD: UTAH

           INDUSTRY KEYWORD: ADVERTISING/MARKETING COMPUTERS/ELECTRONICS